Exhibit 99.1

Alexion Completes Acquisition of Enobia Pharma Corp.

CHESHIRE, Conn. – February 7, 2012— Alexion Pharmaceuticals, Inc. (Nasdaq: ALXN) today announced that the Company has completed its previously announced acquisition of 100% of the capital stock of Enobia Pharma Corp., a private biopharmaceutical company focused on the development of therapies to treat patients with ultra-rare and life-threatening genetic metabolic disorders.

Goldman, Sachs & Co. acted as financial advisor to Alexion. Ropes and Gray LLP acted as lead legal counsel to Alexion and Cassels Brock & Blackwell LLP acted as Canadian legal counsel to Alexion in connection with the Enobia transaction.

About Alexion

Alexion Pharmaceuticals, Inc. is a biopharmaceutical company focused on serving patients with severe and ultra-rare disorders through the innovation, development and commercialization of life-transforming therapeutic products. Alexion is the global leader in complement inhibition, and has developed and markets Soliris® (eculizumab) as a treatment for patients with PNH and aHUS, two debilitating, ultra-rare and life-threatening disorders caused by chronic uncontrolled complement activation. Soliris is currently approved in more than 35 countries for the treatment of PNH, and in the United States and the European Union for the treatment of aHUS. Alexion is evaluating other potential indications for Soliris and is pursuing development of other innovative biotechnology product candidates in early stages of development. This press release and further information about Alexion Pharmaceuticals, Inc. can be found at: www.alexionpharma.com.